EXHIBIT 99.1

Rand Capital Announces Second Quarter Results

 * Net Asset Value is $3.42 per share for the quarter ending
   June 30, 2009, a decrease of $0.11 per share

 * $1.9 million is available for future investment

BUFFALO, N.Y., July 24, 2009 (GLOBE NEWSWIRE) -- Rand Capital Corporation (Nasdaq:RAND) ("Rand"), a business development company (BDC) that provides capital and managerial expertise for small to medium-sized private companies, announced its financial results for the second quarter ended June 30, 2009, highlighting a net asset value of $3.42 per share, a decrease of $0.11 from March 31, 2009. At the end of the second quarter, Rand's total investment portfolio was valued at $27.5 million, which exceeds its cost basis of $14.7 million, reflecting $12.8 million in net unrealized appreciation.

Allen F. Grum, President of Rand Capital, stated, "We continue to monitor our existing portfolio during these difficult economic times. Many of these companies have seen signs that business conditions are improving."

Portfolio Activities

During the quarter, Rand made a follow-on investment in Innov-X Systems, Inc. (Woburn, MA) (www.innovxsys.com) in the form of a $250,000 loan with warrants. Innov-X develops systems that perform rapid, accurate chemical analysis to identify, differentiate and quantify most materials by elemental composition. Its products are commonly used in manufacturing and compliance testing environments. Rand also made a follow-on investment in Niagara Dispensing Technologies, Inc. (Amherst, NY) (www.exactpour.com) with a loan of $50,000. Niagara Dispensing is a beverage dispensing technology development and products manufacturer specializing in rapid pour beer dispensing systems for high volume stadium and concession operations.

Also during the quarter, Rand revalued its investments in Adampluseve, Inc. (dba Adam) (New York, NY) (www.shopadam.com), APF Group, Inc. (Yonkers, NY) (www.apfgroup.com), Associates Interactive, LLC (Buffalo, NY) (www.associatesinteractive.com), Golden Goal LLC (Fort Ann, NY) (www.goldengoalsoccer.com), G-TEC Natural Gas Systems (Buffalo, NY) (www.gas-tec.com), and Niagara Dispensing Technologies, Inc. (Amherst, NY) (www.exactpour.com). Each of these values was changed to reflect their current and expected financial performance.

Consistent with Rand's practice of selling publicly traded securities that we acquire, Rand began liquidation of its position in Photonic Products Group, Inc. (formerly INRAD, Inc.) (Northvale, NJ) (www.ppgrpinc.com) with the sale of 35,500 shares. The remaining 30,500 shares will be sold as the market permits.

Safe Harbor Statement

Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to inherent uncertainties in predicting future results and conditions. These statements reflect the Corporation's current beliefs and are subject to a number of risk-factors, including: general economic conditions which affect Rand and our portfolio companies' operations; valuation and illiquid nature of the portfolio investments; high degree of risk from investing in private companies; the regulated environment in which we operate; the amount of debt resulting from borrowing funds from the SBA; dependency upon key management for investment decisions; and the competitive market for investment opportunities and fluctuations in quarterly results. Please see the Corporation's Form 10-Q, Item 1A, previously filed with the Securities and Exchange Commission for a detailed discussion of the risks and uncertainties associated with the Corporation's business. Except as otherwise required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, Inc. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

ABOUT RAND CAPITAL

Rand Capital is a publicly held Business Development Company (BDC), and its wholly owned subsidiary is licensed by the Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand and its subsidiaries provide capital and managerial expertise to small and medium sized private companies that lack sufficient channels to the capital markets. Rand is traded on the NASDAQ under the symbol "RAND". Rand is headquartered in Buffalo, NY. www.randcapital.com

CONTACT:  Rand Capital Corporation
          Investor Contact:
          Allen F. Grum, President
          716.853.0802
          pgrum@randcapital.com